                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF HURRAY! HOLDING CO. LTD.

Hurray Technologies (HK) Ltd., a 99% owned subsidiary
Hurray! Times Communications (Beijing) Ltd., a wholly-owned subsidiary Beijing Enterprise Mobile Technology Co., Ltd., a wholly-owned subsidiary